EXHIBIT 4.1

Tax Deferred Retirement Plan
Document Explanation

The Tax Deferred Retirement Plan (the “Plan”) that is an exhibit to this filing has been established by Caterpillar Inc. (the “Company”) to provide a tax-deferred method for retirement savings and investment to certain eligible employees. As of September 15, 2005, the Plan is established pursuant to collective bargaining agreements between the Company and the following unions: (i) International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW), and its affiliated locals 145, 751, 786, 974, 1415, 1989 and 2096 (“UAW Central”), (ii) International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Affiliated Local No. 119 (“UAW Local 119”), (iii) International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Affiliated Local No. 710 (“UAW Local 710”), (iv) International Association of Machinists and Aerospace Workers, AFL-CIO, and Local Lodge No. 851 (“IAM Local 851”), and (v) International Association of Machinists and Aerospace Workers, AFL-CIO, and District Lodge No. 77 (“IAM Local 77).

The attached Plan document contains the common provisions of the Plan applicable to all of the above unions; however, a separate document exists for each of the unions, to show the variations in certain provisions. The following describes the material differences among the documents for each union.

1.	Supplemental Agreement for Tax Deferred Retirement Plan, Section 8 (Effective Date and Term of Agreement). The effective dates and term of agreement for the unions are as follows:

Union	Effective Date and Term of Agreement
UAW Central	(a)
Subject to subparagraph (b), this Agreement shall be effective January 10, 2005 and shall remain in force through February 28, 2011, and thereafter from March 1 of one year through the last day of February of the next succeeding year, unless at least 60 (but not more than 90) days prior to March 1, 2011, or at least 60 (but not more than 90) days prior to March 1 of any succeeding year, any party gives written notice to the other that it desires a modification or termination. In the event that any negotiations following such notice do not result in an agreement for renewal, with or without modification, prior to the March 1 next succeeding such notice, this Agreement shall terminate at the end of any term (including any one-year extension in accordance with the foregoing) unless further extended by mutual agreement.

	(b)	[See Section 8(b) (Effective Date and Term of Agreement) of the attached Supplemental Agreement for Tax Deferred Retirement Plan.]

UAW Local 119	(a)
Subject to subparagraph (b), this Agreement shall be effective March 21, 2005 and shall remain in effect through the sixtieth day following the effective date of the Central Agreement to succeed that expiring on February 28, 2011, and thereafter from year to year, unless sixty days prior to the date of expiration either party gives notice to the other, in writing, that it desires to modify or terminate. In the event that any negotiations following such notice do not result in an agreement for renewal, with or without modification, prior to the last day of February next succeeding such notice, this Agreement shall terminate at the end of any term (including any one-year extension in accordance with the foregoing) unless further extended by mutual agreement. Termination of this Agreement shall not have the effect of otherwise automatically terminating the Tax Deferred Retirement Plan.

	(b)	[See Section 8(b) (Effective Date and Term of Agreement) of the attached Supplemental Agreement for Tax Deferred Retirement Plan.]

UAW Local 710	(a)
Subject to subparagraph (b), this Agreement shall be effective April 4, 2005 and shall remain in effect through the ninetieth day following the effective date of the Central Agreement to succeed that expiring on February 28, 2011, and thereafter from year to year, unless ninety days prior to the date of expiration either party gives notice to the other, in writing, that it desires to modify or terminate. In the event that any negotiations following such notice do not result in an agreement for renewal, with or without modification, prior to the last day of February next succeeding such notice, this Agreement shall terminate at the end of any term (including any one-year extension in accordance with the foregoing) unless further extended by mutual agreement. Termination of this Agreement shall not have the effect of otherwise automatically terminating the Tax Deferred Retirement Plan.

	(b)	[See Section 8(b) (Effective Date and Term of Agreement) of the attached Supplemental Agreement for Tax Deferred Retirement Plan.]

IAM Local 851	(a)
Subject to paragraph (b), this Agreement shall be effective May 2, 2005 and shall remain in force through April 30, 2012, and thereafter from April 30 of one year through April 30 of the next succeeding year, unless at least 60 (but not more than 90) days prior to April 30, 2012, or at least 60 (but not more than 90) days prior to April 30 of any succeeding year, any party gives written notice to the other that it desires a modification or termination. In the event that any negotiations following such notice do not result in an agreement for renewal, with or without modification, prior to the April 30 next succeeding such notice, this Agreement shall terminate at the end of any term (including any one-year extension in accordance with the foregoing) unless further extended by mutual agreement.

	(b)	[See Section 8(b) (Effective Date and Term of Agreement) of the attached Supplemental Agreement for Tax Deferred Retirement Plan.]

IAM Local 77	This Agreement and Plan shall become effective on December 1, 2004 (referred to in this Agreement and the Plan as the “Effective Date”), and
(a)
Subject to subparagraph (b), this Agreement shall remain in force until November 30, 2007, and thereafter from December 1 of one year until November 30 of the next succeeding year, unless at least 60 (but not more than 90) days prior to December 1, 2007, or at least 60 (but not more than 90) days prior to December 1 of any succeeding year, any party gives written notice to the other that it desires a modification or termination. In the event that any negotiations following such notice do not result in an agreement for renewal, with or without modification, prior to the December 1 next succeeding such notice, this Agreement shall terminate at the end of any term (including any one-year extension in accordance with the foregoing) unless further extended by mutual agreement.

	(b)	[See Section 8(b) (Effective Date and Term of Agreement) of the attached Supplemental Agreement for Tax Deferred Retirement Plan.]

2.
Memorandum of Agreement Relating to Implementation of Tax Deferred Retirement Plan. The Memorandum of Agreement Relating to Implementation of Tax Deferred Retirement Plan for the unions are as follows:

Union	Memorandum of Agreement Relating to Implementation of Tax Deferred Retirement Plan
UAW Central
The Company and the Union agree that the following modifications to the Supplemental Agreement effective January 10, 2005 (the “Current Agreement”) and the Company’s Tax Deferred Retirement Plan (the “Current Plan”) that is an Exhibit to the Current Agreement are necessary to accomplish the transition of eligible employees and their dependents to the Current Plan.

Notwithstanding any provision of the Current Agreement or the Current Plan:

2.
The Supplemental Agreement dated as of the 16th day of March 1998, and the Tax Deferred Savings Plan that is an Exhibit thereto, shall remain in effect until the Transition Date, for the individuals who would otherwise be eligible under the Current Plan and the Company’s Tax Deferred Savings Plan.

3.
Any individual who, as of January 9, 2005, was a Caterpillar Logistics Services employee who was hired or recalled from layoff to labor grades 1 or 2 (1) on or after April 6, 1992 at Denver, Colorado (Local 1415) or York, Pennsylvania (Local 786); or (2) on or after March 23, 1998 at Morton, Illinois (Local 974) or Memphis, Tennessee (Local 1989) will continue to participate in the Company’s Non-Contributory Pension Plan from and after the Transition Date, through June 30, 2005, or such later date selected by the Company in its discretion, and thereafter if the individual irrevocably elects to participate in such Plan in lieu of participation in the Current Plan, in accordance with procedures established by the Company.

4.
The Company and the Union further agree and acknowledge that this Memorandum of Agreement will expire upon its terms and have no further force and effect as of Transition Date, except that paragraph 3 shall survive such expiration.

UAW Local 119
The Company and the Union agree that the following modifications to the Supplemental Agreement effective March 21, 2005 (the “Current Agreement”) and the Company’s Tax Deferred Retirement Plan (the “Current Plan”) that is an Exhibit to the Current Agreement are necessary to accomplish the transition of eligible employees and their dependents to the Current Plan.

Notwithstanding any provision of the Current Agreement or the Current Plan:

1.
The Current Plan shall become effective on a date selected by the Company in its sole discretion (the “Transition Date”) that is not more than ninety days after ratification of the Basic Agreement and that is consistent with the Transition Dates under the Memorandum of Agreement Relating to Implementation of Non-Contributory Pension Plan and the Memorandum of Agreement Relating to Implementation of Tax Deferred Savings Plan.

2.
The Supplemental Agreement dated as of the 14th day of October 1998, and the Tax Deferred Savings Plan that is an Exhibit thereto, shall remain in effect until the Transition Date, for the individuals who would otherwise be eligible under the Current Plan and the Company’s Tax Deferred Savings Plan.

3.
Any individual who, as of March 16, 2005, was an employee who was hired or recalled from layoff (or deemed to be recalled from layoff) on or after October 14, 1998 at Dallas, Texas will continue to participate in the Company’s Non-Contributory Pension Plan from and after the Transition Date, through June 30, 2005, or such later date selected by the Company in its discretion, and thereafter if the individual irrevocably elects to participate in such Plan in lieu of participation in the Current Plan, in accordance with procedures established by the Company.

4.
The Company and the Union further agree and acknowledge that this Memorandum of Agreement will expire upon its terms and have no further force and effect as of Transition Date, except that paragraph 3 shall survive such expiration.

UAW Local 710
The Company and the Union agree that the following modifications to the Supplemental Agreement effective April 4, 2005 (the “Current Agreement”) and the Company’s Tax Deferred Retirement Plan (the “Current Plan”) that is an Exhibit to the Current Agreement are necessary to accomplish the transition of eligible employees and their dependents to the Current Plan.

Notwithstanding any provision of the Current Agreement or the Current Plan:

1.
The Current Plan shall become effective on a date selected by the Company in its sole discretion (the “Transition Date”) that is not more than ninety days after ratification of the Basic Agreement and that is consistent with the Transition Dates under the Memorandum of Agreement Relating to Implementation of Non-Contributory Pension Plan and the Memorandum of Agreement Relating to Implementation of Tax Deferred Savings Plan.

2.
The Supplemental Agreement dated as of the 14th day of October 1998, and the Tax Deferred Savings Plan that is an Exhibit thereto, shall remain in effect until the Transition Date, for the individuals who would otherwise be eligible under the Current Plan and the Company’s Tax Deferred Savings Plan.

3.
Any individual who, as of March 30, 2005, was an employee who was hired or recalled from layoff (or deemed to be recalled from layoff) on or after October 14, 1998 at Kansas City will continue to participate in the Company’s Non-Contributory Pension Plan from and after the Transition Date, through June 30, 2005, or such later date selected by the Company in its discretion, and thereafter if the individual irrevocably elects to participate in such Plan in lieu of participation in the Current Plan, in accordance with procedures established by the Company.

4.
The Company and the Union further agree and acknowledge that this Memorandum of Agreement will expire upon its terms and have no further force and effect as of Transition Date, except that paragraph 3 shall survive such expiration.

IAM Local 851
The Company and the Union agree that the following modifications to the Supplemental Agreement effective May 2, 2005 (the “Current Agreement”) and the Company’s Tax Deferred Retirement Plan (the “Current Plan”) that is an Exhibit to the Current Agreement are necessary to accomplish the transition of eligible employees and their dependents to the Current Plan.

Notwithstanding any provision of the Current Agreement or the Current Plan:

1.
The Current Plan shall become effective on a date selected by the Company in its sole discretion (the “Transition Date”) that is not more than ninety days after ratification of the Basic Agreement and that is consistent with the Transition Dates under the Memorandum of Agreement Relating to Implementation of Non-Contributory Pension Plan and the Memorandum of Agreement Relating to Implementation of Tax Deferred Savings Plan.

2.
The Supplemental Agreement dated as of the 30th day of April 1999, and the Tax Deferred Savings Plan that is an Exhibit thereto, shall remain in effect until the Transition Date, for the individuals who would otherwise be eligible under the Current Plan and the Company’s Tax Deferred Savings Plan.

	3.	The Company and the Union further agree and acknowledge that this Memorandum of Agreement will expire upon its terms and have no further force and effect as of the Transition Date.

IAM Local 77
The Company and the Union agree that the following modifications to the Supplemental Agreement for Tax Deferred Retirement Plan effective December 1, 2004 (the “Current Agreement”) and the Tax Deferred Retirement Plan (the “Current Plan”) that is an Exhibit to the Current Agreement are necessary to accomplish the implementation of the Current Plan.

Notwithstanding any provision of the Current Agreement or the Current Plan:

	1.	The Current Plan shall become effective on a date selected by the Company in its sole discretion that is not more than ninety days after ratification of the Basic Agreement.
	2.	The Company and the Union further agree and acknowledge that this Memorandum of Agreement will expire upon its terms and have no further force and effect as of April 1, 2005.

3.	Memorandum of Agreement Relating to Certain Employees under the Tax Deferred Retirement Plan. The following Memorandum of Agreement shall apply to the UAW Central only:

Union	Memorandum of Agreement Relating to Certain Employees under the Tax Deferred Retirement Plan
UAW Central
The Company and the Union agree to the following modification to the Supplemental Agreement effective January 10, 2005 (the “Current Agreement”) and the Company’s Tax Deferred Retirement Plan (the “Current Plan”) that is an Exhibit to the Current Agreement. For Caterpillar Logistics Services Business Units, the Current Agreement shall remain in effect until the sixtieth day following the effective date of the Central Agreement and all Local Agreements covered by the Central Agreement to succeed those expiring on February 28, 2011.

4.	Plan Section 3.01 (Eligible Employees). The general eligibility criteria for the unions are as follows:

Union	Plan Section 3.01 (Eligible Employees)
UAW Central
Each employee of an Employer will be an eligible employee if the employee (1) was hired on or after January 10, 2005 but is not eligible to participate in the Company’s Tax Deferred Savings Plan (“TDSP”) and satisfies (a) through (e) below; (2) was eligible to participate in TDSP prior to the Effective Date but became ineligible thereunder because he was (A) a Caterpillar Logistics Services employee hired or recalled from layoff to labor grades 1 or 2 (I) on or after April 6, 1992 at Denver, Colorado (Local 1415) and York, Pennsylvania (Local 786), or (II) on or after March 23, 1998 at Morton, Illinois (Local 974) or Memphis, Tennessee (Local 1989); or (B) a “Supplemental employee” as described in Letter of Agreement 27 to the Central Agreement hired prior to January 10, 2005 who has become a full-time employee on or after January 10, 2005; or (3) was participating or eligible to participate in TDSP prior to the Effective Date, and remained a participant or eligible, or, by virtue of being within a certain class of employees, could have subsequently become eligible to participate thereafter, under the provisions in effect January 10, 2005, but subsequently incurred a break in Continuity of Service and was rehired into one of the ineligible classes described in (2)(A) of this sentence and satisfied (a) through (e) below. When an employee described in (2) or (3) of the preceding sentence becomes an ineligible employee as described therein, the employee’s Accounts under TDSP will be transferred to this Plan. For purposes of this subsection, an Employee’s hire date is the Employee’s last date of rehire if it follows a break in Continuity of Service.

UAW Local 119
Each employee of an Employer will be an eligible employee if the employee (1) was hired on or after March 21, 2005 but is not eligible to participate in the Company’s Tax Deferred Savings Plan (“TDSP”) and satisfies (a) through (e) below; (2) was eligible to participate in TDSP prior to the Effective Date but became ineligible thereunder because he was (A) an employee hired or recalled from layoff (or deemed to be recalled from layoff) on or after October 14, 1998 at Dallas, Texas; or (B) a “Supplemental employee” as described in the Basic Agreement hired prior to March 21, 2005 who has become a full-time employee on or after March 21, 2005; or (3) was participating or eligible to participate in TDSP prior to the Effective Date, and remained a participant or eligible, or, by virtue of being within a certain class of employees, could have subsequently become eligible to participate thereafter, under the provisions in effect March 21, 2005, but subsequently incurred a break in Continuity of Service and was rehired into one of the ineligible classes described in (2)(A) of this sentence and satisfied (a) through (e) below. When an employee described in (2) or (3) of the preceding sentence becomes an ineligible employee as described therein, the employee’s Accounts under TDSP will be transferred to this Plan. For purposes of this subsection, an Employee’s hire date is the Employee’s last date of rehire if it follows a break in Continuity of Service.

UAW Local 710
Each employee of an Employer will be an eligible employee if the employee (1) was hired on or after April 4, 2005 but is not eligible to participate in the Company’s Tax Deferred Savings Plan (“TDSP”) and satisfies (a) through (e) below; (2) was eligible to participate in TDSP prior to the Effective Date but became ineligible thereunder because he was (A) an employee who was hired or recalled from layoff (or deemed to be recalled from layoff) on or after October 14, 1998 at Kansas City; or (B) a “Supplemental employee” as described in the Basic Agreement hired prior to April 4, 2005 who has become a full-time employee on or after April 4, 2005; or (3) was participating or eligible to participate in TDSP prior to the Effective Date, and remained a participant or eligible, or, by virtue of being within a certain class of employees, could have subsequently become eligible to participate thereafter, under the provisions in effect April 4, 2005, but subsequently incurred a break in Continuity of Service and was rehired into one of the ineligible classes described in (2)(A) of this sentence and satisfied (a) through (e) below. When an employee described in (2) or (3) of the preceding sentence becomes an ineligible employee as described therein, the employee’s Accounts under TDSP will be transferred to this Plan. For purposes of this subsection, an Employee’s hire date is the Employee’s last date of rehire if it follows a break in Continuity of Service.

IAM Local 851
Each employee of an Employer will be an eligible employee if the employee (1) was hired on or after May 2, 2005 but is not eligible to participate in the Company’s Tax Deferred Savings Plan (“TDSP”) and satisfies (a) through (e) below; (2) was eligible to participate in TDSP prior to the Effective Date but became ineligible thereunder because he was a “Supplemental employee” as described in Letter of Agreement 16 to the Basic Agreement hired prior to May 2, 2005 who has become a full-time employee on or after May 2, 2005; or (3) was participating or eligible to participate in TDSP prior to the Effective Date, and remained a participant or eligible, or, by virtue of being within a certain class of employees, could have subsequently become eligible to participate thereafter, under the provisions in effect May 2, 2005, but subsequently incurred a break in Continuity of Service and was rehired into the ineligible class described in (2) of this sentence and satisfied (a) through (e) below. When an employee described in (2) or (3) of the preceding sentence becomes an ineligible employee as described therein, the employee’s Accounts under TDSP will be transferred to this Plan. For purposes of this subsection, an Employee’s hire date is the Employee’s last date of rehire if it follows a break in Continuity of Service.

IAM Local 77
Each employee of an Employer will be an eligible employee if the employee (1) was hired on or after December 1, 2004 and is not eligible to participate in the Company’s Tax Deferred Savings Plan (“TDSP”) and satisfies (a) through (e) below. For purposes of this subsection, an Employee’s hire date is the Employee’s last date of rehire if it follows a break in Continuity of Service.

Table of Contents TAX DEFERRED RETIREMENT PLAN
SUPPLEMENTAL AGREEMENT FOR TAX DEFERRED RETIREMENT PLAN
Section 1.	Definitions
Section 2.	Establishment of Plan
Section 3.	Management Rights
Section 4.	Information to Union
Section 5.	Claim Procedure
Section 6.	Complete Agreement not Subject to Strikes, Etc.
Section 7.	Necessary Approvals
Section 8.	Effective Date and Term of Agreement
MEMORANDUM OF AGREEMENT RELATING TO IMPLEMENTATION OF TAX DEFERRED RETIREMENT PLAN
EXHIBIT A - TAX DEFERRED RETIREMENT PLAN
Section 1.	Introduction
Section 2.	Definitions
	2.01	“Account”.
	2.02	“Company Shares”
	2.03	“Compensation”.
	2.04	“Continuity of Service”.
	2.05	“Effective Date”
	2.06	“Employer”
	2.07	“Participant”
	2.08	“Plan Year”
	2.09	“Qualified Military Service”.
	2.10	“Service”.
	2.11	“Transition”.
	2.12	“Trustee”
Section 3.	Eligibility and Participation
	3.01	Eligible Employees.
	3.02	Service.
	3.03	Period of Participation.
	3.04	Effect of Layoff or Leave of Absence.
Section 4.	Contributions
	4.01	Elections and Amount of Contributions.
	4.02	Suspension of Authorized Contributions.
	4.03	Employer Payment of Authorized Contributions.
	4.04	Restrictions on Employer Payments.
	4.05	Maximum Payment Limitation.
	4.06	Timing of Employer Payments.
	4.07	Substitute Employer Payment and Contributions.
	4.08	Employer Matching Contributions.
	4.09	Employer Nonelective Contributions.
Section 5.	Allocation of Employer Payments and Contributions; Rollover Contributions; and Transfers
	5.01	Allocation of Employer Payments.
	5.02	Rollover Contributions From Other Plans.
	5.03	Transfers from Other Plans.
	5.04	Transfers to Other Plans.
Section 6.	The Trust Fund and the Investment Funds
	6.01	The Trust Fund.
	6.02	The Investment Funds.
	6.03	Investment Fund Elections.
	6.04	Investment Fund Transfers.
	6.05	Investment in Company Shares.
Section 7.	Distribution of a Participant’s Account
	7.01	Amount and Form of Distribution.
	7.02	Time of Distributions and Withdrawals.
	7.03	Loans.
	7.04	Hardship Withdrawals.
	7.05	To Whom Distributions are Made.
	7.06	Designation of Beneficiaries.
Section 8.	Participant’s Statement
Section 9.	Voting of Company Shares
Section 10.	Trustee and Plan Administrator
	10.01	The Trustee.
	10.02	Plan Administrator.
Section 11.	Accounting
	11.01	Participant Accounts.
	11.02	Adjustments of Participants’ Accounts.
	11.03	Fund Accounting.
Section 12.	No Reversion to Employers
Section 13.	Miscellaneous
	13.01	Information to Participants.
	13.02	Nonassignability.
	13.03	Notice of Claim Denial.
	13.04	Records.
	13.05	Absence of Guaranty.
	13.06	Mistake of Fact.
	13.07	Action by Employer.
	13.08	Employment Rights.
	13.09	Gender and Number.
	13.10	Waiver of Notice.
	13.11	Attorneys, Agents, Accountants, etc.
	13.12	Limitation of Liability.
	13.13	Limitation of Rights.
	13.14	Separate Administration.
	13.15	Courts.
	13.16	Merger of Plan.
Section 14.	Amendment and Termination.
Section 15.	Employers Other Than the Company
Section 16.	Qualified Domestic Relations Orders
Section 17.	Participation Test Limitation
	17.01	Applicability.
	17.02	Definition of Highly Compensated Employee.
	17.03	Tests.
	17.04	Limitation.
	17.05	Separate Tests.
Section 18.	Employee Stock Ownership Plan Provisions
	18.01	Introduction.
	18.02	Employee Stock Ownership Plan Portion.
	18.03	Dividend Election.
	18.04	Put Option.
	18.05	Diversification.
	18.06	Hardship Withdrawal.
LETTER OF AGREEMENT NO. 1.
Re: Automatic Amendments.

SUPPLEMENTAL AGREEMENT FOR
TAX DEFERRED RETIREMENT PLAN

On [Settlement Date], CATERPILLAR INC. (hereinafter referred to as the “Company” or as an “Employer”) and the [See the attached Tax Deferred Retirement Plan Document Explanation.] (hereinafter collectively referred to as the “Union”), on behalf of the employees covered by the Central Agreement and applicable Local Agreements of which this Supplemental Agreement becomes a part, agree as follows:

Section 1.	Definitions
When used herein --

(a)
“Bargaining Unit” means the respective units for collective bargaining purposes to which the Tax Deferred Retirement Plan (as set forth in Exhibit A attached hereto and made a part hereof, as further modified in accordance with this Agreement) applies pursuant to this Agreement.

(b)
“Basic Agreement” as applied to a Bargaining Unit means those provisions of the Central Agreement which apply to such Bargaining Unit, together with the provisions of the Local Agreement covering such Bargaining Unit.

(c)
“Central Agreement” means the agreement between the Employers and the Union covering terms and conditions of employment of Employees (other than terms and conditions which are the subject of special supplemental agreements such as pensions, group insurance and supplemental unemployment benefits and other than terms and conditions which are governed by a Local Agreement).

(d)	“Collective Bargaining Representative” means with respect to a Bargaining Unit, the Union and a local thereof to which recognition is extended by an Employer for that Bargaining Unit.
(e)
“Employee” means any person in a Bargaining Unit covered by this Agreement who is actively employed by an Employer, or who is on the Seniority List for such Bargaining Unit, on or after the Effective Date specified in Section 8 hereof.

(f)
“Local Agreement” means an agreement between an Employer and a Collective Bargaining Representative covering terms and conditions of employment of Employees (other than terms and conditions which are the subject of special supplemental agreements such as pensions, group insurance and supplemental unemployment benefits and other than terms and conditions which are governed by the Central Agreement).

(g)	“Seniority List” means the Seniority List provided for in the Basic Agreement.

Section 2	Establishment of Plan

The Company has established for eligible Employees a Tax Deferred Retirement Plan, hereinafter referred to as the “Plan.” In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement will supersede the provisions of the Plan to the extent necessary to eliminate such conflict. Each Employer, in its discretion, may extend the Plan to persons now or hereafter in its employ outside the Bargaining Unit.

Section 3	Management Rights

The provisions of this Section 3 shall apply only to any matters or information in conjunction with this Plan. All decisions with respect to any and all matters affecting the business of an Employer are vested exclusively in the management and Board of Directors of the Employer. Neither the Union nor any Employees shall have the right to be informed, notified, or consulted with respect to, or provided information or data concerning such matters except that the Union shall be provided with such information and data as is required by the terms of this Agreement and the Plan, and upon request as is provided to the shareholders of the Company in the ordinary course of business.

Such matters include, by way of example and without limitation: terms and conditions of employment of Employees not within recognized collective bargaining units represented by the Union; the investment of corporate funds; the incurring of debt, the purpose or cost of expenditures for overhead, operating or other expenses; the number, location, size, function and manning of facilities; research into existing or possible new products to be produced; the maintenance of materials and finished goods inventories, the marketing, merchandising, pricing and advertising policies; the financing of the Employers including incurring or retirement of debt, the issuance of stock, debentures, notes or other capital instruments; the declaration of dividends; the accounting and financial policies, practices and procedures of the Employers; the acquisition, merger, divestiture of assets and holdings; the maintenance of the business plans, and the financial books and records of the Employers in confidence; and all other matters heretofore traditionally determined by management or the Board of Directors exclusively.

It is recognized and agreed that all information necessary for the Union to perform its representational duties with respect to the establishment, administration, modification or termination of this Agreement, the Plan or any future proposed agreement or plan is provided for by Section 4 of this Agreement, or is contained in the published financial statements and such releases and periodic reports of the Company to its shareholders or to the Securities and Exchange Commission as are provided in the ordinary course of business pursuant to the Securities Exchange Act of 1934.

The agreements herein with respect to the preservation of management rights and the Union’s disclaimers and waivers with respect thereto are given in express consideration for the benefits to be paid hereunder.

Section 4	Information to Union

The Company or its designee will provide to the Union a copy of materials provided to Participants in the Plan which show the performance of the investment funds referenced in Section 6 of the Plan, at approximately the same time such materials are provided to Participants. The Union hereby disclaims any interest in and waives any contractual or statutory right to any additional financial information or accounting records concerning the Employers.

Section 5	Claim Procedure
In the event an Employee wishes to seek a review under the Plan and make a claim with respect to his eligibility or his Account, the following claim procedure will apply:

STEP 1.
The Employee shall first seek a satisfactory explanation from the Employer with respect to his claim; and if he is unable to secure an explanation to his satisfaction, he may then request his designated local Union representative to review his claim with the designated management representative.

STEP 2.	The management representative will review the Employee’s claim with the local Union representative. If needed, more details with respect to the claim will be obtained by the management representative.
STEP 3.
If, after discussion with the management representative, the local Union representative feels that the claim was proper, he may notify in writing the Union and the management representative that he would like to have the claim further reviewed by the Union and the designated representative of the Company. The management representative will then direct a memorandum describing the discussions which have taken place (a copy which will be sent to the local Union representative and to the Union) to the Company representative and will forward the entire file to the Company representative. Thereupon, the Union should contact the Company representative to arrange a meeting at a mutually convenient time for purposes of further discussion of the claim.

STEP 4.
If, after discussion between the representative of the Union and the designated representative, the parties cannot resolve the claim in dispute and the representative of the Union continues to feel that the claim was improperly denied, such representatives shall appoint an impartial person to review the claim in dispute and to determine whether or not denial was proper. In the event of the inability of the parties to agree upon such an impartial person within a period of thirty days after it is determined that such an impartial person should be appointed, the parties shall ask the American Arbitration Association to furnish a suggested list of names of five persons, from which list the parties shall select one person to serve. Such selection shall be by agreement, if possible; otherwise, by the Union and the Company alternately eliminating names from said list. After each party has eliminated the names of two persons from said list, the remaining one shall be appointed to act.

There shall be no appeal from any ruling by the impartial person so designated. Each such ruling shall be final and binding on the Employers, the Union, and the Employee or any other persons claiming eligibility or amounts under the Plan; and shall be based solely on the written facts submitted relating to the case in dispute and such ruling shall apply solely to the case in dispute and shall not be used as a precedent for future cases. No ruling in any one case nor any initial determination in any one case shall create a basis for retroactive adjustments in any other cases. The Union will discourage any attempt of their respective members and any other persons and will not encourage or cooperate with any of its members and any other person, in any appeal to any court or administrative board or agency from a ruling of such impartial person.

The fees and expenses of such impartial person, and any clerical or stenographic expense mutually agreed to, shall be borne equally by the Company and the Union.

Section 6.	Complete Agreement not Subject to Strikes, Etc.

During the term of this Agreement neither the Union nor any of its officers, agents, or representatives, nor any of the Employees or their agents or representatives, shall engage or continue to engage in or in any manner sanction or encourage any strike, work stoppage, slowdown, or other interruption or impeding of work, or engage, or continue to engage in any other use of economic force, for the purpose of securing any modification, change, or termination of this Agreement or of the Plan, or for the purpose of securing the establishment of any new, different or additional plan. During the term of this Agreement, the Employers shall have no obligation to negotiate or bargain with the Union or with the Employees or any other representative of the Employees with respect to any of the subject matters of this Agreement, the right to bargain with respect to any such matters being expressly waived.

Section 7.	Necessary Approvals

Notwithstanding any other provision of this Agreement or of the Plan, the Company, with the consent of the Union insofar as Employees in the Bargaining Unit are concerned, may, during the term of this Agreement, make revisions in the Plan not inconsistent with the purposes, structure and basic provisions thereof which shall be necessary to bring the Plan into conformance with any applicable federal or state legislation or regulations or which shall be necessary to obtain or maintain any necessary approval of any applicable federal or state authority. Any such revisions shall adhere as closely as possible to the language and intent of the provisions outlined in this Agreement and the attached Exhibit A; provided, however, that no such revisions will result in any increase in benefits or eligibility for benefits under any other benefit plan of the Employers.

Section 8.	Effective Date and Term of Agreement
(a)	[See the attached Tax Deferred Retirement Plan Document Explanation.]
(b)
If at any time any of the approvals referred to in Section 7 ceases to be in effect, the Company (unless revisions made pursuant to Section 7 result in the complete reinstatement of such approval) may terminate this Agreement and shall provide written notice of such termination to the Union at least 30 days prior to such termination, provided however, that termination of this Agreement shall not have the effect of automatically terminating the Plan.

IN WITNESS HEREOF, the parties hereto have caused this Supplemental Agreement to be executed as of the day and year first above written.

MEMORANDUM OF AGREEMENT RELATING TO
IMPLEMENTATION OF TAX DEFERRED RETIREMENT PLAN

[See the attached Tax Deferred Retirement Plan Document Explanation.]

EXHIBIT A

TAX DEFERRED RETIREMENT PLAN

Section 1.	Introduction

This Tax Deferred Retirement Plan (the “Plan”) has been established by Caterpillar Inc. (hereinafter, the “Company”) to provide a tax-deferred method for savings and investment to certain eligible employees of the Employers. The Plan is maintained pursuant to Sections 401 (a) and (k) of the Internal Revenue Code of 1986 (the “Code”), as amended, and is conditioned upon determination by the Internal Revenue Service that it meets the requirements of such Sections or any successor statute of similar import. The Plan will be administered by the Plan Administrator described in subsection 10.02.

Section 2.	Definitions
2.01	“Account”.means the interest of a Participant in the trust fund.
2.02	“Company Shares”.means shares of Common Stock of the Company.
2.03
“Compensation”.means a Participant’s straight time basic hourly pay and payments under the Incentive Compensation Plan payable in any Plan Year to him by the Employers (before deductions and before charging against such Compensation any Employer Payment under Section 4) for services rendered, excluding, however, contributions by the Employers under any other profit sharing or any other employee benefit plan; provided that Compensation shall not include annual compensation in excess of $205,000 or such other amount as shall be indicated by the Secretary of the Treasury in regulations or otherwise pursuant to Section 401(a)(17) of the Code.

2.04
“Continuity of Service”.means service with the Employer until it is broken by (i) the occurrence of an employee’s death or retirement, or (ii) a quit or discharge unless the employee is rehired before the end of the month in which the quit or discharge occurs, or (iii) expiration of the employee’s recall rights under the Basic Agreement. In no case will a Transition be considered a break in Continuity of Service.

2.05	“Effective Date”.means, with respect to groups of employees, the date specified as such in any collective bargaining agreement or extension memorandum applicable to such a group.
2.06	“Employer”.means the Company and any subsidiary of the Company that adopts the plan pursuant to Section 15.
2.07	“Participant”.means an eligible employee, in accordance with subsection 3.01.
2.08	“Plan Year”.means calendar year.
2.09
“Qualified Military Service”.means service by a Participant or employee in the armed forces of the United States of a character that entitles the Participant or employee to re-employment under the Uniformed Services Employment and Reemployment Rights Act of 1994, but only if the Participant or employee is re-employed during the period following such service in which his right of re-employment is protected by such Act.

2.10	“Service”.means an employee’s period of employment as defined in subsection 3.02.
2.11
“Transition”.means moving from (1) employment by the Employer in a group to which the Plan has been made available by a collective bargaining agreement or by an extension by the Employer, to (2) employment by the Employer or other subsidiary of the Company that is not in a group to which the Plan has been made available by a collective bargaining agreement or by an extension by the Employer, or vice versa.

2.12	“Trustee”.means the person, persons, organization or organizations described in subsection 10.01.

Section 3.	Eligibility and Participation
3.01	Eligible Employees. [See the attached Tax Deferred Retirement Plan Document Explanation.] The standards referenced above are the following:
	(a)	He is a resident or citizen of the United States of America or Canada;
	(b)	He is an employee of one or more Employers;
(c)
He is included in a group for which an agent for collective bargaining has signed an agreement making this Plan applicable to such group or in a group to whom this Plan has been extended by an Employer;

	(d)	He has completed at least one full Computation Year in which he has been credited with 1,000 or more hours if he is an employee described in paragraph 3.02(b); and
	(e)	He has attained his eighteenth birthday.

An eligible employee will become a Participant in the Plan as of [first Monday following ratification], or as soon as administratively feasible following the date such individual has satisfied the eligibility criteria listed in this subsection 3.01. For this purpose, an individual will have satisfied subsection 3.01(d) when he or she completes 1,000 hours in a Computation Year even if the Computation Year has not ended. Employees will be notified of the eligibility requirements as specified in the Plan through such general announcements as the Plan Administrator shall authorize, but neither the Employers, the Plan Administrator, nor the Trustee shall have any duty or obligation to notify any individual employee of any date as of which he is eligible to become a Participant in the Plan.

3.02	Service
(a)
This paragraph shall apply to and determine rights and benefits of employees who are hired for an indefinite period and are employed on the prevailing full-time schedules of their respective departments.

For all purposes of the Plan, the term “Service” means the total period of service with the Employers, including any period of leave of absence or layoff. Solely for the purposes of this subsection, the term “Employer” shall, unless otherwise provided by the Company, include any organization (whether a corporation, partnership, sole proprietorship or other business entity), regardless of when formed or acquired, as well as all of its affiliates and predecessors, the control of which organization or a substantial part of the assets of which organization have been acquired (whether before or after the Effective Date hereof) by the Company or any of its subsidiaries. Notwithstanding the foregoing provisions of this subsection, service shall not be duplicated for the same period of service with more than one Employer. The records of the respective Employers with respect to an employee’s service will be conclusive unless shown to the Plan Administrator’s satisfaction to be incorrect.

(b)
This paragraph shall apply to and determine rights and benefits of employees who are not in the class of employees defined in paragraph 3.02(a), notwithstanding any provisions of the Plan to the contrary. “Service” shall be determined as follows:

(i)
An employee shall receive a full year of service for each Computation Year for which he is credited with 1,000 or more Hours Worked (as such terms are defined below), subject to the following provisions of this paragraph.

(ii)
“Computation Year” shall mean a calendar year period that commences after December 31, 1994, coinciding with the annual 52/53, 26 or 12 pay periods applicable to employees who are paid weekly, biweekly or monthly, respectively.

(iii)
“Hours Worked” shall mean (A) each hour for which an employee is paid or entitled to payment for the performance of duties for an employer; (B) each hour during which no such duties are performed but for which an employee is paid by an employer for vacation, holiday, illness, disability, layoff, jury duty, military duty, or leave of absence; and (C) each hour for which back pay is awarded or agreed to by an employer; except that “Hours Worked” shall not include (1) hours in excess of 501 hours of any continuous period during which no duties are performed unless a back pay award is made for such period; (2) hours for which payment is due solely for purposes of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws; (3) any time period which is or may be related to payment that reimburses an employee for medical expenses; and (4) hours related to back pay where credit has already been given for such hours.

		(iv)	In the case of an employee as defined in this paragraph 3.02(b), who transfers into the class of employees as defined in paragraph 3.02(a), such employee’s service shall consist of:
			(A)	his service as of the end of the Computation Year immediately preceding the Computation Year during which such transfer occurred;

(B)
the greater of (A) the service that would be credited under the provisions of paragraph 3.02(a) for his service during the entire Computation year in which such transfer occurred, as if he had been an employee as defined in paragraph 3.02(a) or (B) the service taken into account under this paragraph 3.02(b) (for such Year) as of the date of such transfer; and

(C)
for any Computation Year subsequent to the Year in which such transfer occurred and during which such employee is a member of the class defined in paragraph 3.02(a), the service taken into account under the provisions of that paragraph.

(v)	In the case of an employee as defined in paragraph 3.02(a) who transfers into the class of employees as defined in this paragraph 3.02(b), such employee’s service shall consist of:
	(A)	the number of years of service equal to the number of one-year periods of service credited to him as of the date of such transfer;
(B)
with respect to any fractional part of a full year of service possessed by him as of the date of such transfer, one hundred ninety (190) hours of service for each month or part of a month for which the employee received service under paragraph 3.02(a); and

	(C)	for the period subsequent to the date of such transfer, the service credited to him in accordance with this paragraph 3.02(b).

3.03	Period of Participation

Subject to subsection 7.02, a Participant in the Plan shall continue as such until all of the assets in his Account under the Plan have been distributed or otherwise disposed of in accordance with the Plan.

3.04	Effect of Layoff or Leave of Absence

If a Participant is granted a leave of absence or is laid off because of lack of work, his employment with an Employer shall not be deemed to have terminated for the purposes of this Plan unless and until such Participant incurs a break in Continuity of Service and/or loses his employment recall rights.

Section 4.	Contributions
4.01	Elections and Amount of Contributions

Subject to the limitations described in this Subsection 4.01, each Participant may elect to have a portion of his Compensation, not to exceed 70% thereof, contributed to the Plan. Such elective deferral contributions shall be stated as a whole percentage of the Participant’s Compensation and the percentage elected shall be withheld from each payment of Compensation to the Participant. Contributions so withheld shall be deposited in the Plan’s trust fund as soon as practical after being withheld, but in no event later than the fifteenth day of the month following the month in which the Compensation is paid. Contributions shall be allocated to the Participant’s account as of the accounting date coinciding with or next succeeding the date they are deposited.

A Participant is permitted to make or revise his contribution election as of the first day of any payroll period in the manner prescribed by the Plan Administrator. Such election change will take effect beginning with the first payroll period following the date on which it was received in accordance with such procedures. The Plan Administrator may also change the frequency of election dates, suspend deferrals, or establish additional election dates in special circumstances, provided that in all cases the availability of election dates shall not discriminate in favor of highly compensated employees as defined in Subsection 17.02 of the Plan.

The total amount of elective deferral contributions made on behalf of any Participant under this Plan, plus the total amount of before-tax elective deferrals made on behalf of the Participant under any other plan described in Code Sections 401(k) or 402(h)(1)(B) plus amounts used to purchase an annuity under Code Section 403(b) pursuant to a salary reduction agreement under Code Section 402(g)(3), in any calendar year shall not exceed the dollar amount set forth in the table set forth below (or such other dollar limitation as may then be applicable for such calendar year under Code Section 402(g)(5)).

Year	Maximum Contribution
2004	$13,000
2005	$14,000
2006	$15,000

If the Participant notifies the Plan Administrator not later than March 31 of the following calendar year that the limitation of this Subsection 4.01 has been exceeded for any calendar year, and specifies the amount of contributions that must be distributed from the Plan to satisfy such limitation, such amount shall be distributed to the Participant notwithstanding any other limitation on distributions contained in this Plan and any related matching contributions, if any, shall be abated.

A Participant who has attained the age of 50 (or will attain the age of 50 during the Plan Year), and whose elective contributions are limited either by the provisions above (relating to Code Section 402(g)) or any of the other limitations set forth in this Plan, may elect to make “catch-up” contributions to the Plan. Except for purposes of matching contributions described in Subsection 4.08 below, or as otherwise specifically provided, catch-up contributions shall be treated as elective contributions for all purposes of the Plan, but shall not be subject to any of the limitations on contributions except as set forth in the table below. The maximum amount of catch-up contributions that may be made on behalf of a Participant for any Plan Year under this Plan and all other plans maintained by an Employer or Affiliate shall be equal to the lesser of the dollar amount set forth in the following table or the elective contributions (other than catch-up contributions) made to such Participant’s Account. The Plan Administrator shall adopt procedures providing for eligible Participants to elect to have Catch-Up Contributions made in accordance with Treasury Regulations issued pursuant to Code Section 414(v).

Year	Maximum Catch-Up Contribution
2004	$3,000
2005	$4,000
2006	$5,000

If an eligible employee does not elect to become a Participant as of his initial eligibility date, he subsequently may elect to become a Participant if he then meets the requirements of subsection 3.01 of the Plan.

A Participant who is re-employed following Qualified Military Service shall have the right to have additional contributions made on his behalf in accordance with this Section 4.01 in an amount up to the amount of contributions he could have made during the period of Qualified Military Service. Such additional contributions shall be made by additional withholding over a period of time not to exceed three times the length of his Qualified Military Service (but not more than five years). Such Participant shall also be entitled to receive any other contributions he would have received, had he been an active Participant during such period of service. All such contributions shall be deemed to have been received during the period of Qualified Military Service for purposes of applying all limitations on Contributions under this Plan. For purposes of this Section 4.01, a Participant shall be deemed to have received Compensation during his period of Qualified Military Service based on the rate of Compensation he would have received had he been an employee during such period or, if such rate cannot be determined with reasonable accuracy, based on his average Compensation received during the 12-month period (or his entire period of employment, if shorter) immediately prior to the period of military service. The provisions of this Section 4.01 shall be interpreted and applied in accordance with Code Section 414(u) and the Treasury Regulations issued thereunder.

4.02	Suspension of Authorized Contributions

A Participant may voluntarily suspend his authorization of contributions under the Plan in a manner prescribed by the Plan Administrator. The contributions of an employee who ceases to meet the eligibility requirements specified in subsection 3.01 of the Plan will be suspended automatically. An employee whose contributions were suspended for failure to meet such eligibility requirements will be eligible to resume his authorization of contributions after he again satisfies such requirements.

4.03	Employer Payment of Authorized Contributions

For each calendar month after the Effective Date, each Employer shall make a payment (or payments) of authorized contributions (hereinafter referred to as “Payment”) under the Plan in an amount equal to the total Compensation reduction amounts elected by Participants for that month pursuant to subsection 4.01 who are employed by that Employer during the month.

4.04	Restrictions on Employer Payments

The Employers’ Payments, Employer matching contributions and Employer nonelective contributions for any Plan Year which are paid or payable to the Trustee shall be made from, to the extent required by law, its net income (i.e., its net profit before federal and state taxes on income) for that Plan Year, or its accumulated profits (i.e., its net profits after federal and state taxes on income which have been accumulated and retained in the business), or both. The Employers’ Payments, Employer matching contributions and Employer nonelective contributions for a Plan Year which are paid or payable to the Trustee are conditioned on their deductibility under Code Section 404, shall comply with the limitations set forth in subsection 4.05 and shall not exceed an amount equal to the maximum amount deductible on account thereof by the Company for that year for purposes of federal taxes on income.

4.05	Maximum Payment Limitation

Notwithstanding anything contained herein to the contrary, the amount of any Employer Payments, Employer matching contributions and Employer nonelective contributions hereunder to the Trustee for the Account of any Participant in any Plan Year shall not exceed $41,000 (as adjusted pursuant to Code Section 415(d)). For purposes of applying the foregoing limitation, this Plan shall be aggregated with any other plan or arrangement (in which the Participant participates) which is established pursuant to Code Section 401(k), or which must be aggregated with this Plan pursuant to applicable law.

4.06	Timing of Employer Payments

The Employers’ Payments for any calendar month shall be made to the Trustee as soon as practicable after the payday on which the Participant’s Compensation is reduced and shall be held by the Trustee pending investment as set forth in subsection 6.02. The Employer matching and nonelective contributions for a Plan Year shall be made to the Trustee on or before the tax return due date, with extensions, for the Employer for the applicable year.

4.07	Substitute Employer Payment and Contributions

If, because of the limitations specified in the second sentence of subsection 4.04, an Employer is prevented from making all or any part of its Payments required under subsection 4.03, Employer matching contributions under subsection 4.08 and/or Employer nonelective contributions under subsection 4.09 (and which are to be paid to the Trustee) for any Plan Year, then so much of such Payments and contributions that the Employer is so prevented from making may be made by the Company if authorized by the Company, to the extent that any substitute payments and contributions are deductible by the Company under Code Section 404.

For all purposes of the Plan, payments made by the Company in accordance with this subsection on behalf of an Employer shall be considered as having been made by such Employer.

4.08	Employer Matching Contributions
	(a)	The Participants eligible to receive matching contributions under this subsection 4.08 shall be those Participants on whose behalf elective contributions were made during the Plan Year.
(b)
The Employers shall contribute on behalf of each eligible Participant matching contributions for each Plan Year in an amount equal to fifty percent (50%) of the portion of such Participant’s elective contributions (excluding catch-up contributions) for that Plan Year which does not exceed six percent (6%) of such Participant’s Compensation for the year. Each Participant’s matching contributions shall be allocated to the Participant’s Account as of the last day of the period to which the matching contributions relate, regardless of when deposited. A Participant shall be one hundred percent (100%) vested in the matching contributions in his Account upon completion of three (3) years of Service.

4.09	Employer Nonelective Contributions
(a)
The Participants eligible to receive nonelective contributions under this subsection 4.08 shall be those Participants who have worked through the last day of the applicable Plan Year and who have received credit for 1,000 Hours Worked (as described in subsection 3.02) for such year.

(b)
The Employers shall contribute on behalf of each eligible Participant nonelective contributions for each Plan Year in an amount equal to three percent (3%) of the Compensation of such Participant (considering only Compensation earned while a Participant). A Participant shall be one hundred percent (100%) vested in the nonelective contributions in his Account upon completion of three (3) years of Service.

Section 5.	Allocation of Employer Payments and Contributions; Rollover Contributions; and Transfers
5.01	Allocation of Employer Payments

As of each accounting date (as defined in subsection 11.02), an amount equal to the Employers’ Payments, matching contributions and nonelective contributions will be allocated to the Accounts of Participants. A Participant shall have a nonforfeitable right to the assets properly allocated to his Account and the assets which, pursuant to Section 11, are in his Account at the time of distribution pursuant to Section 7.

5.02	Rollover Contributions From Other Plans
(a)
Notwithstanding any other provision of the Plan to the contrary, an otherwise eligible employee who has received an Eligible Rollover Distribution may contribute to the Trustee all or a portion of such distribution (and, if not already a Participant, become a Participant) for the purpose of making a Rollover Contribution, subject to the following conditions:

		(i)	If not already a Participant, such an employee must enroll according to the method prescribed by the Plan Administrator.
		(ii)	Any Rollover Contribution shall be received by the Employer in a direct rollover, or on or before the 60th day following the date on which the employee receives such distribution.
		(iii)	Any Rollover Contribution shall not include any amount treated as “employee contributions.”
(iv)
Rollover Contributions shall be made solely in cash; where an Eligible Rollover Distribution consists in whole or part of property other than cash, such property must first be converted into cash before it can be received by the Trustee.

(b)
The assets from such Rollover Contribution(s) shall be invested in one or more of the investment funds in accordance with the election of the Participant pursuant to subsection 6.03 (Investment Fund Elections).

(c)
Rollover Contributions shall be made to and from a part of each investment fund elected at the price per share or unit value determined thereunder. Earnings on amounts invested shall be credited and invested in accordance with Section 11 of the Plan. If a Participant’s Rollover Contribution exceeds the maximum amount which may be contributed pursuant to subparagraph 5.02(a)(iii), the assets purchased with such excess contribution (and earnings on such assets) shall be returned to the Participant as soon as practicable after notification of such excess contribution is received by the Participant’s Employer.

	(d)	For purposes of Sections 4 (Contributions) and 17 (Participation Test Limitation), Rollover Contributions should not be considered as authorized Contributions (Employer Payments).
	(e)	As used herein -
(i)
The term “Eligible Rollover Distribution” means a distribution defined in Code Section 402(c)(4) from a pension, profit sharing, stock bonus, or other plan that is qualified under Section 401(a) and exempt from tax under Code Section 501(a).

		(ii)	The term “Rollover Contribution” means the amount of an Eligible Rollover Distribution that may be contributed to the Trustee pursuant to this subsection 5.02.

5.03	Transfers from Other Plans.

Notwithstanding any other provision of the Plan to the contrary, an otherwise eligible employee may elect to have transferred to the Trustee all or a portion of any amount which would otherwise be an Eligible Rollover Distribution as defined in subparagraph 5.02(e)(i); except that no assets which are or are deemed to be employee contributions may be so transferred to the Trustee. Any such election shall be made in such form and at such time as may be directed by the Plan Administrator (and, if not already a Participant, such employee may become a Participant by making the election). Any amount so transferred shall be accounted for separately and invested in accordance with subparagraphs 5.02(b) and (c) as if such amount were a Rollover Contribution. If any such transfer includes property other than money, the Trustee may in its sole discretion refuse to accept such transfer, may accept such transfer and may sell such property, or may condition its acceptance of such transfer on such terms and conditions as it deems reasonable.

5.04	Transfers to Other Plans

A Participant may elect a transfer to the trustee of an eligible retirement plan as defined by Code Section 402(c)(8) of all or a portion of any amount which, if distributed to him, would be includible in gross income and which qualifies as an “eligible rollover distribution” under Code Section 402(c)(4), subject to the following: any such transfer shall include only assets otherwise distributable to him under the Plan. With respect to each such transfer, the Participant may elect only one recipient trustee of the eligible plan or individual retirement account or annuity, as the case may be. Any such transfer shall be made by the Trustee of this Plan, provided the transferee plan provides for the receipt of such a transfer and agrees to accept such transfer. Any such election shall be made in such form and at such time as may be directed by the Plan Administrator.

Section 6.	The Trust Fund and the Investment Funds
6.01	The Trust Fund

A separate trust fund shall be established for purposes of the Plan. The trust fund will consist of all money, stocks, bonds, securities and other property held or acquired by the Trustee in accordance with the Plan and trust agreement.

6.02	The Investment Funds

The Plan Administrator shall from time to time designate various investment funds and other alternative arrangements among which Participants may direct their investments. Pending investment, reinvestment or distribution as provided in the Plan, the Trustee may temporarily retain the assets of any one or more of the investment funds in cash, commercial paper, short-term government obligations, or undivided interest or participation in common or collective short-term investment funds, including the short-term investment or cash reserves fund of the Trustee. The Plan Administrator in his discretion may direct the Trustee to establish other investment funds, including but not limited to a fixed income fund, may direct the Trustee to terminate any of the investment funds, may direct the Trustee to segregate a portion of an investment fund into a separate sub-fund, may appoint an investment manager to direct the investment and reinvestment of the assets of any fund or sub-fund and terminate any such appointment, and may direct the Trustee to invest the assets of any fund or sub-fund in any designated commingled or collective fund, mutual fund or insurance contract, as the Plan Administrator from time to time considers appropriate and in the best interests of the Participants. The funds established hereunder may be referred to collectively as the “investment funds” and individually as an “investment fund.”

6.03	Investment Fund Elections

A Participant shall direct the investment of his Accounts among the various investment funds and other alternative arrangements designated from time to time by the Plan Administrator as described in subsection 6.02 above. The Plan Administrator shall establish a written procedure to govern such investments, which procedure shall satisfy the requirements of Section 404(c) of ERISA and the regulations thereunder, including without limitation the establishment of at least three investment funds that provide sufficient diversification, the identification of fiduciaries who are obligated to carry out Participant investment elections, and any limitations on permissible investments. The Plan Administrator, or a person designated by the Plan Administrator shall be the fiduciary designated to ensure that Participants’ investment elections are processed, and to furnish the disclosures required under applicable regulations. If a Participant fails to make an election under this subsection, his share of the Employer Payments will be invested in the short-term investment or cash reserves fund.

6.04	Investment Fund Transfers

A Participant or his beneficiary may elect that all or a part of the interest of his Account in an investment fund shall be liquidated and the proceeds thereof transferred to one or more of the other investment funds. Each such election shall be made at such time, in such manner, and with respect to such investment funds as the Plan Administrator shall determine, and shall be effective only in accordance with such rules as the Plan Administrator shall establish and publish from time to time.

The Plan Administrator may, in its discretion, impose restrictions on Participants’ exercise of their authority to direct investments, as necessary to prevent market timing and other similar trading activity.

6.05	Investment in Company Shares

Participants may elect to have a portion or all of their Accounts invested by the Trustee in the Company Stock Fund. Company Shares purchased by the Trustee shall be either previously issued shares or newly issued shares. Company Shares shall be purchased by the Trustee from any source including the Company at such times and in such manner as shall be determined by the Trustee in its sole discretion. Newly issued shares sold by the Company shall be priced at the closing price for Company Shares on the New York Stock Exchange on the date of purchase. Company Shares purchased from any source, including the Company, shall be charged to the Accounts of Participants at the average price per share paid by the Trustee for such shares (excluding brokerage commissions, transfer taxes, and other costs of purchase). For purposes of valuing interests in the Company Stock Fund and/or charges therefore to Participants’ Accounts, the Plan Administrator may establish such rules as it deems appropriate and also may adjust the average price per share as may be necessary to reflect appropriately the effect of any stock dividend, stock split, subdivision, reclassification, combination or other event affecting Company Shares held or acquired hereunder. Cash dividends and cash proceeds received by the Trustee in any month with respect to Company Shares held in the Company Stock Fund shall be credited to such Fund. Company Shares received by the Trustee as a stock dividend or because of a stock split, recapitalization or the like, as well as rights, warrants and options, if any, issued with respect to Company Shares, shall be allocated to Company Shares to which they appertain.

Section 7.	Distribution of a Participant’s Account
7.01	Amount and Form of Distribution

Except as provided otherwise in subsection 7.02, distribution will include all assets in a Participant’s Account. The distribution shall be made in cash unless the Participant (or beneficiary or beneficiaries if he is deceased) elects to receive Company Shares in kind. The value of any full or fractional shares paid in cash will be based upon the average price per share the Trustee receives from sales of Company Shares for the purpose of making distribution. In accordance with rules established by the Plan Administrator, any such election shall be in writing and filed with the Plan Administrator prior to distribution and Company Shares distributed to a Participant shall be registered in the Participant’s name and/or in the name of such other person or persons as the Participant shall designate.

7.02	Time of Distributions and Withdrawals
(a)
Prior to termination of employment, no withdrawal of the assets in a Participant’s Account may be made, except that (i) a Participant may withdraw once each year any assets in his Account (other than from the insurance contract fund or funds) if he has attained age 59-1/2 years, or he incurs a hardship and as a result of that hardship a withdrawal is permitted pursuant to the Internal Revenue Code and rulings and regulations thereunder; and (ii) distribution will begin no later than April 1 of the calendar year following the year in which (A) the Participant attains age 70-1/2 years for those Participants who reach age 70-1/2 years on and after January 1, 1988, or (B) he retires if he remains employed on or after January 1, 1997, beyond age 70-1/2 years, elects to defer commencement of his distribution until retirement, and such election is made prior to commencement of such distribution.

	(b)	Upon termination of employment for any reason, distribution will be made as soon as practicable unless the Participant elects otherwise.
(c)
A Participant (but not a beneficiary) may elect to defer distribution of the assets otherwise distributable for any period following the date his employment is terminated which does not extend beyond the month in which the Participant attains age 70. If the Participant’s Account balance does not exceed $5,000 (or such higher amount provided under the Code), the entire amount of the Account shall be distributed to such Participant as soon as administratively feasible, in accordance with rules and procedures established by the Plan Administrator. For this purpose, the Account balance includes any outstanding loans but does not include rollover contributions (but the balance of his rollover contributions shall also be distributed if the remainder of his Account does not exceed $5,000, or such higher amount provided under the Code).

A Participant may revoke his election to defer his distribution. On the expiration of such period of deferral or upon such revocation, distribution shall be made in a lump sum as soon as practicable thereafter. Such election shall be in writing and in accordance with rules established by the Plan Administrator. For purposes of this subsection, a Participant’s termination of employment shall include any termination because of total and permanent disability as determined by his Employer in accordance with the disability provisions of the Employer retirement plan which applies or which would apply in his case.

7.03	Loans

A Participant may borrow against his Account, subject to the provisions set forth herein. Such loans shall be available to all Participants on a reasonably equivalent basis and shall not be made available to highly compensated employees (as defined in subsection 17.02 of the Plan), officers or shareholders in an amount greater than the amount (stated as a percentage of the Participant’s Account) made available to other Participants.

A loan to any Participant, when added to the outstanding balance of all other loans to him from the Plan, shall not exceed the lesser of (i) 50 percent of the vested portion of the Participant’s Account balance or (ii) $50,000 reduced by the excess (if any) of (A) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date of the loan over (B) the outstanding balance of loans from the Plan on the date of the loan.

Each loan to a Participant shall provide for repayment over a period not to exceed five years, or a longer term in the case of a loan that is used to acquire any dwelling unit which within a reasonable time is used (determined at the time the loan is made) as the principal residence of the Participant. Each such loan shall provide for substantially level amortization (with payments not less frequently than quarterly) over the term of the loan. Notwithstanding the foregoing, payments shall be suspended during any Leave of Absence; provided that, except for Qualified Military Service, the period during which payments are suspended shall not exceed one year, and shall not have the effect of extending the term of the loan. Each such loan shall bear interest at a reasonable rate to be determined by the Trustee in a nondiscriminatory manner, taking into consideration interest rates currently being charged by commercial lending institutions for similar loans.

Each loan made to a Participant shall be secured by not more than 50 percent of the vested portion of the Participant’s Account. Each Participant who is an employee shall be required to execute a wage withholding agreement providing for payments of principal and interest to be withheld from his compensation. Each loan shall also provide that termination of employment by the Participant is an event of default, whether or not a distribution is made from the Participant’s Account, permitting the balance of the loan to be offset against the Participant’s Account.

The loan shall for purposes of Section 6 be treated as an investment of the funds credited to the Participant’s Account. For purposes of the accounting adjustments until the loan is repaid in full, the Plan Administrator shall reduce the Participant’s Account balance by the unpaid balance on such loan and shall increase his Account by the amount of interest and other payments made by the Participant. Each such reduction or increase shall be applied to the Participant’s Account and the investment funds in which his Account is invested in such proportions as he may specify in accordance rules and procedures adopted by the Plan Administrator, or, if he fails to specify the proportions, shall be applied proportionately to such investment funds.

No loan shall be made to any Participant in an amount of less than $1,000, or such lesser amount as the Plan Administrator may establish on a uniform basis. The Plan Administrator may establish additional restrictions on the number, frequency, or terms of loans (including fees charged therefor), provided that such restrictions are applied in a uniform and non-discriminatory manner and do not cause loans to fail to be available to Participants on a reasonably equivalent basis.

7.04	Hardship Withdrawals

A Participant may receive a hardship withdrawal from the portion of his Account balance attributable to his elective contributions. In order to receive a hardship withdrawal, the Participant must demonstrate:

  the Participant’s need to pay medical expenses (as defined in Code Section 213(d)) for the Participant, his spouse, or one of his dependents (as defined in Code Section 152);
  the Participant’s need to purchase the Participant’s principal residence (excluding mortgage payments);
  the Participant’s need to pay tuition, related fees, and room and board for up to twelve months of post-secondary education for the Participant, his spouse, one of his children, or one of his dependents (as defined in Code Section 152); or
  the Participant’s need to pay rent to avoid eviction from his principal residence, or mortgage payments to avoid foreclosure on his principal residence.

A hardship withdrawal must be limited to the amount reasonably necessary to satisfy the financial need described above (after payment of all income taxes and penalties on the withdrawal). A withdrawal will be considered reasonably necessary to satisfy a financial need only if it satisfies the following criteria:

  the Participant’s elective deferrals (as hereinafter defined) are suspended for a period of at least twelve months (six months in the case of a hardship withdrawal made after December 31, 2001) after the withdrawal under all plans maintained by any Employer;
  the maximum amount of such elective deferrals for the calendar year following the year of the withdrawal are limited to the amount set forth in subsection 4.01 reduced by all elective deferrals made prior to the withdrawal in the year of the withdrawal. For this purpose, the term elective deferrals includes all compensation the payment of which is deferred on a pre-tax basis, including that deferred under non-qualified plans; and
  the Participant has obtained all other distributions permitted under paragraph (a) and loans permitted under subsection 7.03 above.

7.05	To Whom Distributions are Made

Distributions will be made to the Participant. However, if the Participant is deceased at the time of distribution, the distribution will be made to the beneficiary or beneficiaries as provided in subsection 7.06.

7.06	Designation of Beneficiaries

Each Participant who, at the date of his death, has been married for one year or more shall be deemed to have designated his spouse as 100% beneficiary unless such spouse consents in writing to another beneficiary or beneficiaries. Such consent shall acknowledge the effect thereof, and shall be witnessed by a representative of the Plan or a notary public but such consent shall not be required if the Participant submits a notarized statement that the spouse cannot be located or if, because of such other circumstances as may be prescribed in applicable regulations, such consent cannot be obtained. Consent and such notarized statement shall be on a form approved by the Company or its designee. If there is no such spouse, or if the spouse has so consented or if under applicable law such consent is not required, then the Participant from time to time may name any person or persons (who may be named contingently or successively) to whom the assets in his Account shall be distributed in case of his death before he receives all of such assets. In the absence of any designation to the contrary, a Participant’s named beneficiary shall be the same beneficiary or beneficiaries of his estate.

Section 8.	Participant’s Statement

At least once each Plan Year, each Participant will be furnished a statement showing the assets credited to the Participant’s Account. Each such statement shall be conclusive on the Participant unless written exceptions or objections to such statement are filed within thirty days after the date furnished to the Participant.

Section 9.	Voting of Company Shares

All Company Shares held or acquired by the Trustee under the Plan will be registered in the name of the Trustee or its nominee. Each Participant shall be entitled to vote the Shares representing his interest in the Company Stock Fund owned (insofar as practicable considering fractional interests in shares) by providing written direction to the Trustee as to how such Shares should be voted. A copy of the notice and proxy statement for each meeting of the holders of Company Shares will be mailed to each Participant at the same time mailed to shareholders, together with an appropriate form for the Participant’s use in instructing the Trustee with respect to voting the Company Shares that, at the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting, are both (i) representing the interest of the Participant in the Company Stock Fund and (ii) of record in the name of the Trustee or its nominee. The Shares of Participants who do not provide timely instructions to the Trustee will not be voted.

Section 10.	Trustee and Plan Administrator
10.01	The Trustee

The Plan Administrator shall designate a corporate Trustee (or Trustees) -- referred to herein as “the Trustee” -- to act under the Plan and will enter into and execute such trust agreement or agreements -- referred to herein as the “trust agreement” -- with the Trustee as it may consider necessary or appropriate in order to carry out the provisions of the Plan. The Plan Administrator may at any time remove a Trustee and appoint a successor Trustee or Trustees. The Plan Administrator from time to time may enter into such other agreements with a Trustee or other parties, make such amendments to such agreements and take such other steps as they may deem necessary or desirable, without reference to (or action by) any Participant or beneficiary of a Participant. Except to the extent expressly provided in the Plan, no Participant or beneficiary of a Participant shall have any interest under any such agreement. A Trustee and the Plan Administrator may, by agreement in writing, arrange for the delegation by such Trustee of any of the functions of such Trustee to any Employer, any one or more employees of the Company or the Employers, the Plan Administrator, or such banks or trust companies as the Plan Administrator shall select.

10.02	Plan Administrator

The Plan Administrator shall be the Vice President - Human Services Division of the Company. In the administration of the Plan, the Plan Administrator shall have the following powers, rights and duties in addition to those vested in him elsewhere in the trust agreement and the Plan:

	(a)	To adopt such rules of procedure and regulations as in his opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and the trust agreement.
	(b)	To enforce the Plan in accordance with its terms and with such applicable rules and regulations as are adopted by the Plan Administrator as above.
(c)
To determine all questions arising under the Plan, including the power to determine the rights and eligibility of Participants (and their beneficiaries) and the value of their respective Accounts under the Plan.

(d)
To maintain and keep adequate records concerning the respective Accounts of Participants as specified herein and concerning the Plan Administrator’s decisions and actions which records shall be open to the inspection of the Employers at all reasonable times.

The Plan Administrator may act or take action regarding financial aspects of the Plan in accordance with any direction provided by the benefit funds committee established pursuant to resolution of the Company’s Board of Directors. The Plan Administrator may execute any instrument or document by signing one instrument or document or multiple counterparts of such instrument or document, and may authorize any agent to sign any document on his behalf. Subject to subsection 13.03, and unless otherwise expressly provided in any applicable collective bargaining agreement, any decision by the Plan Administrator on any matter within his discretion shall be final, binding and conclusive upon all Participants and may be relied upon by the Employers, Employees, the Trustee, and all other persons whomsoever. The certificate of the Plan Administrator that he has taken or authorized any action shall be conclusive in favor of any person acting in reliance thereon. The Plan Administrator shall furnish to the Employers such information in his possession or within his control as the Employer considers necessary to perform its functions hereunder and under the trust agreement. To the extent permitted by law, neither the Plan Administrator nor any director, officer, or employee of the Company or the Employers shall incur any personal liability of any nature in connection with any act done or omitted to be done in good faith under or in connection with the Plan.

Section 11.	Accounting
11.01	Participant Accounts
The Plan Administrator shall establish and maintain the following separate Accounts with respect to Participants:
(a)
401(k) Contributions Account. A 401(k) Contributions Account shall be maintained on behalf of each Participant who elects to have Contributions under Subsection 4.01, including Catch-Up Contributions, made on his behalf, plus the Participant’s elective deferrals, if any, transferred to the Plan from TDSP.

	(b)	Matching Contributions Account. A Matching Contributions Account shall be maintained on behalf of each Participant who is allocated any matching contributions under the Plan.
	(c)	Nonelective Contributions Account. A Nonelective Contributions Account shall be maintained on behalf of each Participant who is allocated any nonelective contributions under the Plan.
	(d)	Rollover Account. A Rollover Account shall be maintained on behalf of each Participant who elects to make a Rollover Contribution to the Plan.

Each Account shall represent the aggregate amount of the type of Contribution referred to above, less any withdrawals or distributions charged thereto, and adjusted by the earnings, gains, losses, expenses, and unrealized appreciation or depreciation attributable to such Contributions. The maintenance of separate Account balances shall not require physical segregation of plan assets with respect to any Account. The Accounts maintained hereunder represent the Participants’ interests in the Plan and Trust and are intended as bookkeeping records to assist the Plan Administrator in the administration of the Plan. Any reference to a Participant’s “Accounts” or “Account Balances” shall refer to all of the Accounts maintained in the Participant’s name under the Plan unless the context otherwise requires.

11.02	Adjustments of Participants’ Accounts
(a)
Accounting Dates. The end of each Plan Year shall be an Accounting Date. The day on which the Plan terminates or results in a partial termination with respect to any Employer or group of Participants or is merged with any other plan shall also be an Accounting Date. As to Accounts maintained in any investment fund which is valued daily, each business day on which the New York Stock Exchange is open for business shall be deemed to be an Accounting Date.

	(b)	Accounting Date Adjustments. As of each Accounting Date, the Trustee shall:
		(i)	First, charge to the proper Accounts all payments or distributions made from the Accounts since the immediately preceding Accounting Date.
(ii)
Second, adjust the Account Balances upward or downward, on a proportional basis, according to the net gain or loss of the Trust assets from investments (as reflected by interest payments, dividends, realized and unrealized gains and losses on securities and other investment transactions), so that the aggregate Account Balances equal the fair market value (as determined by the Trustee, but excluding all unpaid items of income or expense) of the Trust assets on such Accounting Date.

		(iii)	Third, allocate and credit all Contributions.
(c)
Timing of Adjustments. Every adjustment made pursuant to this Subsection 11.02 shall be considered as having been made as of the Accounting Date regardless of the dates of actual receipt of Contributions or payment of distributions by the Trustee during the period ending on the Accounting Date. Notwithstanding the foregoing, the Trustee may adopt, or the Plan Administrator may direct the Trustee to adopt, any reasonable, consistent, and non-discriminatory method of accounting for the receipt of Contributions and payment of distributions. The Trustee’s determination as to the value of the assets of the Trust and the charges or credits to the Accounts of the Participants shall be conclusive and binding on all persons.

11.03	Fund Accounting
(a)
Manner of Accounting. To the extent the Trust is divided into separate funds and alternative investment arrangements (collectively, “funds”), including those established pursuant to Subsection 6.02, the undivided interest of each Participant’s Account in each such fund shall be determined under the principles set forth in Subsection 11.02 but in accordance with the accounting procedures specified in the trust agreement, investment management agreement, insurance contract, custodian agreement or other document under which such fund is maintained. To the extent not inconsistent with such procedures, the following rules shall apply:

		(i)	Amounts deposited in a fund shall be deposited by means of a transfer of such amounts to such fund from another fund as required.
(ii)
Amounts required to be transferred from a fund to satisfy benefit payments shall be transferred from such investment funds as soon as practicable following receipt by the trustee or investment manager of proper instructions to complete such transfers.

(iii)
Except as provided in the applicable fund document, all amounts deposited in a fund shall be invested as soon as practical following receipt of such deposit. Notwithstanding the primary purpose or investment policy of a fund, assets of any fund which are not invested in the manner required by the fund document shall be invested in such short term instruments or funds as the Trustee or investment manager shall determine pending investment in accordance with such investment policy.

(b)
Separate Participant Accounts. Notwithstanding the foregoing, if any portion of the Trust is invested in a fund that permits each Participant’s interest in the fund to be accounted for as a separate account, all Contributions, distributions, and earnings shall be accounted for as they are actually received, disbursed, or earned.

Section 12.	No Reversion to Employers

The Employers shall not have any beneficial interest in the trust fund, or any part thereof, and no part of the trust fund shall ever revert or be repaid to the Employers, either directly or indirectly.

Section 13.	Miscellaneous
13.01	Information to Participants

Any notice, statement or other communication required or permitted to be given hereunder to an employee, a Participant or beneficiary of a Participant will be properly given if delivered or mailed, postage prepaid, to the employee, Participant or beneficiary of a Participant at his last post office address shown on the Employers’ records, or if (in the case of an employee) delivered to him at his normal work station. Any notice or other communication from an employee, Participant or beneficiary to the Plan Administrator, the Employers, or the Trustee shall be in such form as may be prescribed by the Plan Administrator and shall be properly given or filed if delivered or mailed by registered or certified mail, postage prepaid, to the Plan Administrator, the Employers, or the Trustee, as the case may be, at such address as may be specified from time to time by the Plan Administrator.

13.02	Nonassignability.

Except with respect to indebtedness owing hereunder and except as provided in Section 16, the interests of Participants and their beneficiaries under the Plan are not in any way subject to their debts or other obligations and may not be voluntarily or involuntarily sold, transferred or assigned. When a Participant or the beneficiary of a Participant is under legal disability, or in the Plan Administrator’s opinion is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator may have the Trustee make distributions to the Participant’s or beneficiary’s legal representatives for his benefit, or the Plan Administrator may have the Trustee apply any distribution for the benefit of the Participant or beneficiary in any manner that the Plan Administrator determines. Any amount alienated or assigned to an Employer shall not exceed 10% of the amount payable under the Plan to the Participant or beneficiary and such alienation or assignment shall be revocable at any time by the person making such alienation or assignment.

13.03	Notice of Claim Denial

The Plan Administrator or his delegate will provide adequate notice in writing to any employee, Participant or beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial. Subject to the express provisions of any applicable collective bargaining agreement, the employee, Participant or beneficiary will be given an opportunity for a full and fair review by the Plan Administrator (or his delegate) of the decision denying the claim. The employee, Participant or beneficiary will be given 60 days from the date of the notice denying such claim within which to request such review.

13.04	Records

The records of the Plan Administrator, the Employers, and the Trustee with respect to the Plan and trust fund shall be conclusive on all employees, Participants and beneficiaries unless shown to the Plan Administrator’s satisfaction to be incorrect.

13.05	Absence of Guaranty

Neither the Trustee, the Plan Administrator, nor any Employer in any way guarantees the trust fund from loss or depreciation, or the payment of any cash or other assets which may be or become due to any person from the trust fund. To the extent permitted by law, the liability of the Trustee to make any payment or distribution under the Plan will be limited to the available assets of the trust fund.

13.06	Mistake of Fact

Any mistake of fact in any certificate, notice, or other document filed with any employee, Participant, beneficiary, the Employers, the Plan Administrator, the Trustee or any other person shall be corrected when it becomes known; and the Plan Administrator, insofar as may be practicable, shall make any adjustment required in a manner which, in his sole discretion, is equitable.

13.07	Action by Employer

Any action required or permitted to be taken by any Employer hereunder may, except as otherwise expressly provided, be taken by the President or any Vice President of such Employer or by any other person designated by the President or any Vice President of such Employer to act for the Employer.

13.08	Employment Rights

Participation in the Plan will not give any employee of an Employer any right to be retained in the service of the Company or its subsidiaries, nor any right to claim any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

13.09	Gender and Number
Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular, and the singular shall include the plural.

13.10	Waiver of Notice
Any notice required under the Plan may be waived by the person entitled thereto.

13.11	Attorneys, Agents, Accountants, etc.

The Plan Administrator may employ such agents, attorneys, accountants, and other persons (who also may be employed by the Employers) as in his opinion may be necessary or desirable for proper administration of the Plan and trust agreement and to advise the Plan Administrator, and pay them a reasonable compensation. The Plan Administrator may delegate to any agent, attorney, accountant, or other person selected by him, any power or duty vested in, imposed upon, or granted to him by this Plan or the trust agreement, and the Plan Administrator may act or refrain from acting on the advice or opinion of reputable agents, attorneys, accountants or other persons selected as above with reasonable diligence, without liability for so doing and without court action.

13.12	Limitation of Liability

To the extent permitted by law, neither the Trustee, the Plan Administrator, nor any Employer or any director, officer or employee of any Employer, shall have any personal liability of any nature for any act done or omitted to be done in good faith, under or in connection with the Plan and the trust fund, including but not limited to delay in the making of any Payment, investment or distribution. To the extent permitted by law the Trustee, the Plan Administrator, and every director, officer and employee of the Employers shall be indemnified and saved harmless by the Employers against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan and/or the trust fund.

Each of the Employers shall pay such proportion of any claim and/or expenses as the Plan Administrator shall direct. Any payment or distribution to a Participant, or in case of his death to his beneficiary, at the last known post office address of the distributee on file with the Employers, shall constitute a complete acquittance and discharge to the Plan Administrator, the Employers and the Trustee with respect thereto unless the Plan Administrator shall have received prior written notice of any change in the condition or status of such distributee. Neither the Plan Administrator, the Employers, nor the Trustee shall have any duty or obligation to search for or ascertain the whereabouts of any Participant or his beneficiary. Except as otherwise may be required by the Employee Retirement Income Security Act of 1974, the Employers will have no liability under this Plan except to make the Payments required under the Plan. Any distributions under the Plan will be made solely from the trust fund held by the Trustee.

13.13	Limitation of Rights

Benefits under the Plan shall be payable out of the trust fund and no employee, Participant, beneficiary or other person shall have any rights under the Plan with respect to the trust fund (or against the Trustee, the Plan Administrator or any Employer) except as specifically provided in the Plan.

13.14	Separate Administration

The Plan Administrator, from time to time, may provide for the segregation of trust assets allocable to the employees of any one or more Employers, or any group of employees of any one or more Employers, and may provide for the administration and investment of such assets under a substantially similar plan and a trust forming a part thereof. No such segregation or transfer under a substantially similar plan shall constitute a termination of this Plan or a permanent discontinuance of Employer Payments hereunder with respect to employees affected thereby.

13.15	Courts.

In case of any court proceedings involving the Trustee, the Plan Administrator, the Employers, or the trust fund, only the Employers, the Plan Administrator, the Trustee and other named parties shall be necessary parties thereto, and no other employee, Participant, beneficiary or other person shall be entitled to any notice of process. Any final judgment entered in any such proceedings shall be conclusive upon the Employers, the Plan Administrator, the Trustee, all employees, Participants and all beneficiaries of the trust fund.

13.16	Merger of Plan

No merger or consolidation of the Plan with (or transfer in whole or in part of the assets or liabilities of the Plan to) any other plan maintained or to be established for the benefit of all or some of the Participants in this Plan, shall be permitted unless each Participant in this Plan would (if either this Plan or such other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit such Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if this Plan had then terminated).

Section 14.	Amendment and Termination

Subject to the provisions of any applicable collective bargaining agreement, the Company specifically reserves the right to amend, modify, suspend or terminate the Plan at any time by action of its Board of Directors, or by action of any person or persons designated by such Board of Directors to act on its behalf, provided, however, that (1) no such action shall be effective as respects any other Employer and the employees employed by it unless such action is approved by such other Employer, (2) except to the extent considered necessary by the Plan Administrator to satisfy Internal Revenue Service or other governmental requirements, no such action shall reduce a Participant’s benefits below an amount equal to the benefits which he would be entitled to receive if his employment with the Company and all of its subsidiaries was terminated on the date of such action; (3) under no condition shall any such action result in the return or repayment to the Company of any portion of the trust fund, or the income therefrom, or result in the distribution thereof for the benefit of anyone other than Participants or their beneficiaries; and (4) no such action shall substantially change the duties of either the Plan Administrator or the Trustee without their consent. If the Plan is terminated or if all Employer Payments are permanently discontinued, then all amounts credited to Accounts of Participants may be held for distribution as provided in Section 7.

Upon termination or partial termination of the Plan or permanent discontinuance of Employer Payments (other than in the event of merger, consolidation or liquidation which does not result in termination or permanent discontinuance of Employer Payments, as provided below) as respects any Employer or any group of employees of an Employer, each Participant with respect to whom the Plan shall have been terminated or Employer Payments permanently discontinued shall receive distribution of all assets in his Account in such manner as the Plan Administrator shall determine. In the event of the merger, consolidation or liquidation of any Employer with or into another corporation (other than another Employer), the merged or consolidated corporation with the Plan Administrator’s consent may adopt the Plan with all obligations and rights of such former Employer hereunder (including, without limitation, those specified in this Section 14) or may substitute for the Plan another plan. In such event (or the merger or consolidation of two or more Employers or the liquidation of one Employer into another Employer), the Plan shall not be deemed to be terminated nor the Employer Payments permanently discontinued within the meaning of Section 15 or this Section 14 unless a substituted plan contains provisions which would have constituted changes or modifications prohibited by this Section 14 had they been adopted by the Employers. Any amendment or termination of the Plan shall be effective as of such date as the Board of Directors of the Company may establish.

Section 15.	Employers Other Than the Company
Any subsidiary of the Company may adopt the Plan and become a party to the trust agreement by:
	(a)	filing with the Plan Administrator and the Trustee a written instrument to that effect, which instrument shall be in such form as the Plan Administrator may require; and
	(b)	filing with the Trustee a certified copy of a form of consent to such action executed by the Plan Administrator.

Any subsidiary may withdraw from participation in the Plan upon thirty days’ prior written notice to the Trustee and the Plan Administrator, and upon such withdrawal for any reason (other than in the event of merger, consolidation, or liquidation which does not result in the Plan being terminated nor the Employer Payments permanently discontinued as provided in Section 14), the Plan then shall terminate insofar as, but only insofar as, such subsidiary is concerned and each Participant employed by such subsidiary then shall receive distribution of all assets in his Account in such manner as the Plan Administrator shall determine.

Section 16.	Qualified Domestic Relations Orders

Notwithstanding any provisions of the Plan to the contrary, if a Participant’s Account is subject to a “qualified domestic relations order” (entered on or after January 1, 1985) as that term is defined and applied under Code Section 414, then

	(a)	part or all of such Account shall be payable to one or more alternate payees (as such term in the singular number is defined in such Section 414) pursuant to the terms of such order, and
	(b)	the balance remaining, if any, shall continue to be held in such Account (or shall be distributed to the Participant as otherwise permitted under the Plan).

Any such order may not require the Plan to provide any type or form of benefit or any option not otherwise provided under the Plan, may not require the Plan to provide increased benefits (determined on the basis of actuarial value), may not require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order, and may not require the payment of benefits prior to the date on which the Participant terminates employment with his Employer; except that on or after the date the Participant attains age 50 years, payment may be made to an alternate payee in a lump sum of part or all of the assets of his Account; and further excepted that payment may be made at an earlier date if permitted under Section 414 and the regulations thereunder and the qualified domestic relations order requires earlier payment or provides that the time of payment to an alternate payee may be made pursuant to an agreement between the plan and the alternate payee; provided, however, that if such Participant dies before such payment is made yet such order nevertheless specifically requires payment of benefits to a former spouse of the employee who is an alternate payee, then such former spouse shall receive no more than what such former spouse could receive based upon the assets held in the Participant’s Account and which were attributable to the marriage of such Participant and spouse under applicable state law.

Section 17.	Participation Test Limitation
17.01	Applicability.

To the extent required by applicable federal law, and notwithstanding any provision of the Plan to the contrary, a Participant’s contributions (and the portion of the Employer Payment relating thereto) shall be subject to the participation test limitation of this Section. For purposes of this Section 17, each eligible employee shall be assumed a Participant.

17.02	Definition of Highly Compensated Employee
For purposes of this Section, “highly compensated employee” shall have the meaning prescribed by Code Section 414(q)(1) and shall include any Participant who:
(a)
during the Plan Year or immediately preceding Plan Year, owned more than five percent, by voting power or value, of the outstanding stock of an Employer or Affiliate that is a corporation, or owned more than five percent of the capital or profits interest in an Employer or affiliate that is not a corporation; or

(b)
during the immediately preceding Plan Year, received Compensation (as defined in subsection 2.03) in excess of $90,000 and was in the top-paid group of employees for such year, provided, however, that a Participant who, during the preceding Plan Year, did not receive Compensation in excess of $90,000 or was not in the top-paid group of employees shall not be considered a highly compensated employee for the then-current year. The $90,000 figure referred to in this paragraph shall be adjusted by the applicable cost-of-living factor prescribed by the Secretary of the Treasury.

17.03	Tests
In no event shall the actual deferral percentage (as defined below) of the highly compensated employees for any Plan Year exceed the greater of:
(a) the actual deferral percentage of all other employees for such Plan Year multiplied by 1.25; or
(b)
the actual deferral percentage of all other employees for the prior Year multiplied by 2.0; provided that the actual deferral percentage of the highly compensated employees does not exceed that of all other employees by more than 2 percentage points.

The “actual deferral percentage” of a group of employees for a Plan Year means the average of the ratios (determined separately for each employee in such group) of: (A) the contributions, if any, by each such employee as a Participant for such Plan Year which are payable as part of an Employer Payment to the Trustee; to (B) the employee’s Compensation as defined in Code Section 414(s) for that year and assuming such employee were a Participant. The deferral percentage taken into account for any highly compensated employee who is a participant under two or more cash or deferred arrangements of any Employer shall be the sum of the deferral percentages for such employee under each of such arrangements. At the election of the Company, the tests above shall be applied using the actual deferral percentages of the non-highly compensated employee for the current year.

17.04	Limitation.

If for any Plan Year, neither of the tests in subsection 17.03 are met, then the participation test limitation shall apply to each highly compensated employee such that his share of the excess contributions shall, in the sole discretion of the Plan Administrator, either be returned to him in a cash payment or be recharacterized as a Participant payment and remain in the Plan but in either case the amount thereof shall be included as wages from his Employer for income tax purposes. For purposes of this subsection, “excess contributions” shall mean that portion of the aggregate contributions by highly compensated employees which would produce an excessive actual deferral percentage for such employees but for the limitation of subsection 17.03. Such distribution or recharacterization of the excess contributions for any plan year shall be made to highly compensated employees on the basis of the amount of contributions by, or on behalf of, each of such employees. Any reduction of excess contributions shall be determined in order of dollar amounts contributed, beginning with the highly compensated employee with the highest dollar amount contributed to the Plan for the year, reducing the amount contributed to equal the dollar amount of the highly compensated employee with the next highest dollar amount of contributions, and repeat the procedure as necessary until all excess contributions are abated.

17.05	Separate Tests

Notwithstanding any provision of the Plan to the contrary, the tests described in subsection 17.03 shall be conducted separately for the employee stock ownership and non-employee stock ownership portions of the Plan (described in subsection 18.02).

Section 18.	Employee Stock Ownership Plan Provisions
18.01	Introduction

The Plan is, in part, a stock bonus plan as defined in Treasury Regulations section 1.401-1(b)(1)(iii) and a non-leveraged employee stock ownership plan satisfying the requirements of Code Sections 401(a), 409, and 4975(e). The employee stock ownership plan portion of the Plan is designed to be invested primarily in Company Shares, which are qualifying employer securities within the meaning of Code Section 4975(e)(8). For purposes of this Section 18, the term “participant” means any Participant, a Beneficiary in pay status and an alternate payee under a qualified domestic relations order within the meaning of Code Section 414(p), each of whom shall be considered to be a “named fiduciary” within the meaning of (and to the extent permitted under) ERISA Section 402(a)(2) with respect to the treatment of dividends paid on Company Shares credited to participants’ accounts.

18.02	Employee Stock Ownership Plan Portion

The employee stock ownership plan portion of the Plan shall consist of all amounts credited to a participant’s Account that are invested in Company Shares; provided that any amount so invested that is attributable to a contribution under Section 4.01 shall not be part of the employee stock ownership plan portion of the Plan until a date determined by the Plan Administrator (which shall occur on approximately a quarterly basis and on or before the record date for the Company’s quarterly dividend). Once such an amount has been made a part of the employee stock ownership plan portion of the Plan, the foregoing proviso shall not apply to it. Amounts credited to accounts in the employee stock ownership plan portion of the Plan shall be referred to herein as amounts credited to participants’“employee stock ownership plan accounts” or “employee stock ownership plan sub-accounts” and amounts credited to accounts in the non-employee stock ownership plan portion of the Plan shall be referred to as amounts credited to participants’“non-employee stock ownership plan accounts” or “non-employee stock ownership plan sub-accounts.”

18.03	Dividend Election

A participant (or his beneficiary) shall be offered an election to receive a payment or distribution of cash dividends that are paid on Company Shares credited to his employee stock ownership plan sub-account. The Plan Administrator may provide that this election may be offered:

(a)
before a dividend is paid, in which case the dividend may be paid by the Company directly to the participant (or beneficiary), or to the Plan and then distributed to the participant (or beneficiary) not later than ninety (90) days after the close of the Plan Year in which paid to the Plan, or

(b)
after the dividend has been paid, in which case the dividend paid to the Plan shall be distributed to the participant (or beneficiary) within ninety (90) days after the close of the Plan Year in which paid to the Plan.

A participant shall be deemed to elect to have the cash dividends automatically reinvested in Company Shares, unless the participant files a timely election with the Plan Administrator to have all or a portion of the cash dividends paid to the participant. Dividends that are not paid or distributed to a participant (or beneficiary) pursuant to the election described above shall remain subject to the requirements of the Plan. The Plan Administrator shall determine the scope, manner and timing of the elections, dividend payments or distributions, and reinvestment in Company Shares described in this paragraph 18.03 in any manner that is consistent with section 404(k) and other applicable provisions of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974, as amended."

18.04	Put Option

In accordance with §§409(h)(4), (5) and (6) of the Code, if the Company Shares are or become not readily tradable on an established market, then any participant who otherwise is entitled to a total distribution from the Plan shall have the right (hereinafter referred to as the "Put Option") to require that his Company Shares be repurchased by the Company. The Put Option shall only be exercisable during the sixty-day (60-day) period immediately following the date of distribution, and if the Put Option is not exercised within such sixty-day (60-day) period, it can be exercised for an additional sixty (60) days in the following plan year.

(a)
The amount paid for the Company Shares pursuant to the exercise of a Put Option as part of a total distribution shall be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the request for total distribution is made and not exceeding five (5) years. There shall be adequate security provided and reasonable interest paid on an unpaid balance due under this paragraph.

(b)
If the Company is required to repurchase Company Shares as part of an installment distribution, the amount to be paid for the Company Shares will be paid not later than thirty (30) days after the exercise of the Put Option.

18.05	Diversification.

Notwithstanding any other provision of the Plan, a participant who has attained his fifty-fifth birthday and who has at least ten years of participation may direct the Trustee to diversify his Account to the extent necessary to satisfy the requirements of §401(a)(28) of the Code.

18.06	Hardship Withdrawal

A participant who wishes a hardship withdrawal under paragraph 7.04, if any, first must elect to have paid to him all cash dividends that are subject to the dividend election provisions of paragraph 18.03, effective as of the first date allowed for new elections or changes in elections in accordance with the provisions of paragraph 18.03.

LETTER OF AGREEMENT NO. 1.
Re: Automatic Amendments
This will confirm our agreement that if any of the following are changed under the Caterpillar 401(k) Plan for salaried employees (which is qualified under Section 401(k) of the Internal Revenue Code), then the Company will (a) provide notice thereof to the Union and (b) amend the Tax Deferred Retirement Plan to reflect any such change and send a copy of the amendment, if any, to such Union:

1.	the limit on contributions (provided in subsection 4.01);
2.	the investment fund options (under subsection 6.02; i.e., if an option is added or deleted, it will be added or deleted from this Plan);
3.	administrative rules governing plan operation; and
4.	the age 18 eligibility rule (provided in subsection 3.01).